EXHIBIT 10.6
INDEPENDENT CONTRACTOR AGREEMENT
Sole Proprietor
     This Independent Contractor Agreement made and entered into as of the 14th day of December 14, 2005 by and between Joseph S. Hardin, Jr. of 820 Picacho Lane, Santa Barbara, CA 93108 (“Contractor”) and American Greetings Corporation located at One American Road, Cleveland, OH 44144 (“AG”).
     Whereas AG desires to engage Contractor to provide certain strategy and general management consulting services to AG on the terms and conditions stated herein; and
     Whereas Contractor desires to provide such services.
     Now, therefore, the parties covenant and agree as follows:
1. Term.
     The term of this Agreement shall be for the period beginning on the date hereof, until terminated by either party by written notice. In the event of termination, the parties shall, within two (2) working days following notice of such termination, prepare a plan for turnover to AG of all documentation, information, data, results, and notes regarding Contractor’s work to date. In the event of termination by AG, Contractor shall cease working as of the date outlined in the termination notice. Contractor shall be paid for the work up until and including said termination date.
2. Representations and Warranties.
     a.) Contractor represents and warrants that he (or she as the case may be) is (i) a sole proprietor; (ii) self-employed and does not carry any employees; and (iii) is not required to maintain workers’ compensation insurance under applicable law.
     b.) Contractor represents and warrants that the services provided under this agreement will be performed in a professional and workmanlike manner in accordance with applicable professional standards. Contractor shall observe the working hours, rules, and policies of AG.
     c.) Contractor represents and warrants to AG that Contractor can and will perform all services independent of any confidential information or proprietary or intellectual property rights of, from, or belonging to third parties. Contractor shall ensure that the services, work product, and deliverables in connection therewith will not infringe upon the proprietary or intellectual property rights of any third party.
3. Independent Contractor/Non-compete.
     a.) Contractor agrees that any work performed hereunder is performed as an independent contractor. Contractor shall not be considered an employee for any purpose nor be eligible for any employee benefits including workers’compensation coverage. Contractor shall be responsible for the payment of all taxes due with respect to the amounts paid hereunder (and AG may issue Contractor an IRS 1099 form regarding the same). Contractor is responsible for maintaining his own benefits and insurance and hereby releases AG from any claims that he may have in connection with or related to his failure to do so including but not limited to any workers’ compensation-type claim.
     b.) During the term of this agreement, and for a period of one (1) year thereafter, Contractor, shall not, without the prior written consent of AG, provide services that are similar to services provided by Contractor to AG hereunder with respect to any business that competes with the greeting card or broader social expressions business of AG.
4. Payment.
     AG shall pay Contractor a one-time retainer of $13,000 and a daily rate of $1,600 per day. Contractor shall submit detailed invoices on a monthly basis to AG, Attn. Zev Weiss. Each invoice shall include, (a) the dates services were performed; and (b) an itemization of reimbursable expenses (such expenses to be reimbursed based on the actual, reasonable out-of-pocket expenses incurred by Contractor); and (c) Contractor’s federal tax identification number or social security number, as the case may be. Payment terms are 2% 30 or net 75 days.
5. Confidentiality/Non-Disclosure/Ownership.
     a.) Contractor acknowledges and aggress that, in the course of performing services hereunder, Contractor may have access to and be entrusted with confidential or proprietary information concerning the business of AG, and the disclosure of said information to competitors of AG would be detrimental to the interests of AG.
     b.) Contractor further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right that AG is entitled to protect. Accordingly, Contractor is prohibited, during the continuance of this agreement nor at any time thereafter, from using or disclosing to any person, firm or corporation, or including such confidential information with (including in the aggregate or in combination with) other information or with Contractor’s property even if such use, disclosure, or inclusion (in aggregation, in combination, or otherwise) masks the source of the confidential information.
     c.) “Confidential information” as it shall apply to this agreement shall mean any trade secret, data, know-how or information concerning the business, business practices, products, development, research, techniques, equipment, marketing, sales, inventions, discoveries, ideas, management methods or financial matters, or any confidential or secret aspect of the business of AG or its subsidiaries or affiliates or belonging to a third-party supplier of AG.
     d.) Notwithstanding the foregoing, the limitations in this section shall not apply to confidential information that is (i) in the public domain through no act of Contractor in violation of this agreement, (ii) obtained by Contractor from a third party that is not bound by a confidentiality obligation to the disclosing party, (iii) already known to Contractor, or is subsequently developed by Contractor independently and without breach of this agreement, and Contractor can reasonably demonstrate that such is the case, or (iv) required to be disclosed pursuant to a court order or other requirement of any duly constituted government agency or other authority having jurisdiction over such party; provided, however, that Contractor shall first have given notice to AG and shall give AG a reasonable opportunity to interpose an objection or obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued.
     e.) Contractor acknowledges and agrees that all work product and deliverables prepared for AG during the course of this agreement shall be deemed a “work for hire,” and that AG shall be the sole and exclusive owner of all such work product and deliverables.

6. Hold Harmless
     Contractor shall defend, indemnify, and hold AG harmless from any claims, damages, and liabilities AG may suffer as a result of Contractor’s failure to comply with the material terms and conditions contained in this agreement.
7. Complete Contract.
     This agreement and any attached exhibit(s) constitute the complete agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral. Except as otherwise provided herein, no waiver, alteration, or modification of the provisions hereof shall be binding on either party unless in a writing signed by a duly authorized representative of each party.
8. Modifications.
     Any modifications of this Agreement will be effective only if it is in writing and signed by the party to be charged.
9. Waiver.
     The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at anyone time or times be deemed a waiver or relinquishment of that right or power for all or any other times.
10. Governing law.
     The validity, interpretation and performance of this agreement shall be governed and construed in accordance with the laws of the State of Ohio excluding conflict of law provisions.
In witness whereof, the parties have signed this Agreement as of the first date referenced above,

American Greetings Corporation
By	/s/ Brian T. McGrath
Name: Brian T. McGrath
Title: Vice President, Human Resources

Joseph S. Hardin, Jr.
By	/s/ Joseph S. Hardin, Jr.

Exhibit A
Description of Services
General management and strategy consulting, including without limitation supply chain, retailer relationships, product design and production.

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